EXHIBIT 99.1

Hartville Group Receives $3.5 Million From Exercised Warrants

Friday December 5, 12:40 am ET

NORTH CANTON, Ohio—(BUSINESS WIRE)—Dec. 4, 2003—Hartville Group, Inc. (OTCBB:HTVL—News), one of the leading pet health insurance companies in the United States, announced today that Barron Partners sold its warrants, which where then exercised by the purchasers.

Mr. Russell Smith III, Chairman and Chief Executive Officer of Hartville Group, Inc., commented, “This transaction could not have come at a better time and it is a pleasure to have such high quality investors like Barron Partners as stakeholders in the Company. We are working to become the largest pet health insurance company in the United States and the timeliness of this capital infusion ensures the execution of the Company’s business plan.”

Hartville Group, Inc. is a holding company specializing in niche insurance product lines with limited competition due to specialization, which affords sizeable underwriting returns in insurance lines such as pet health insurance, equine, farm/ranch and animal mortality. The Company, through its pet insurance marketing subsidiary and provider of the Petshealth Care Plans, is one of the leading pet health insurance companies in the United States.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the forward looking matters discussed in this news release are subject to certain risks and uncertainties including, but not limited to, the Company’s liquidity and the ability to obtain financing, the timing of regulatory approvals, as well as other risks indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-QSB filed on November 13, 2003, and any subsequent amendments. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

For more information on the Company’s Petshealth Care Plans for pets, call 1-800-807-6724 or visit www.petshealthplan.com. The site provides educational topics, money saving tips and links to other informative pet web sites. For more information on the Company, visit our corporate web site: www.hartvillegroup.com

Contact:

Hartville Group, Inc.

Russell Smith III, 330-305-1352, ext. 220

or

Summit Financial Partners, LLC

Investor Relations:

Anthony D. Altavilla, 317-218-0204

Source: Hartville Group, Inc.